Exhibit 16.1

March 31, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Embraer S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Annual Report on Form 20-F of Embraer S.A. dated March 31, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers

Auditores Independentes Ltda.

São José dos Campos, Brazil

Copy of Item 16F. Change in Registrant’s Certifying Accountant

ITEM 16F.	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT.

In accordance with our policies, which comply with Rule 23/2021 of the Brazilian Securities and Exchange Commission (“CVM”), auditor’s rotation is required in the ordinary course of our business. We conducted a voluntary re-tendering process, during which PricewaterhouseCoopers Auditores Independentes Ltda. (“PwC”) was considered one of the candidates for its reelection, however resulting in the election of KPMG Auditores Independentes Ltda. (“KPMG”) as our independent registered public accounting firm for the next fiscal years starting January 1, 2022. The dismissal of PwC was approved by our Board of Directors on December 9, 2021, following the recommendation from our Audit, Risk and Ethics Committee. PwC is engaged as our independent registered public accounting firm for the fiscal year ended December 31, 2021 until the filling of this Form 20-F with the U.S. Securities and Exchange Commission.

PwC audited our financial statements for the fiscal years ended December 31, 2021 and December 31, 2020. None of the reports of PwC on our consolidated financial statements for either of such fiscal years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2021 and December 31, 2020 and the subsequent interim period through March 31, 2022, there were no disagreements with PwC, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with any reports it would have issued, and there were no “reportable events” as that term is defined in Item 16F(a)(1)(v) of Form 20-F and Item 304(a)(1)(v) of Regulation S-K. PwC did not audit, or perform a review of, any of our financial statements for any period subsequent to December 31, 2021.

We have provided PwC with a copy of the foregoing disclosure, and have requested that they furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with such disclosure. We are including as Exhibit 16.1 to this Form 20-F a copy of the letter from PwC as required by Item 16F(a)(3) of Form 20-F.

During the fiscal years ended December 31, 2021 and December 31, 2020 and the subsequent interim period through March 31, 2022, we did not consult with KPMG regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by KPMG on our financial statements. Further, KPMG did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting or any matter being the subject of disagreement or “reportable event” or any other matter as defined in Item 16F(a)(2) of Form 20-F and Item 304(a)(2) of Regulation S-K.